Exhibit 10.49

AMENDED AND RESTATED
EMPLOYMENT AND SEVERANCE AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AND SEVERANCE AGREEMENT (this “Agreement”) is entered into between Sphere 3D Corp., a corporation incorporated under the laws of the Province of Ontario (“Employer” or the “Company”), and Kurt L. Kalbfleisch (“Executive”) as of December 18, 2017 (the “Effective Date”). This Agreement amends and restates in its entirety the Employment and Severance Agreement between Overland Storage, Inc., a California corporation, and Executive dated as of August 3, 2011 (the “Prior Agreement”) and is effective on the Effective Date.
The parties agree as follows:
1.Positions And Duties. Executive shall continue to be employed by the Company in the position of Senior Vice President and Chief Financial Officer (“CFO”), reporting to the Chief Executive Officer (“CEO”), and shall do and perform all services, acts or things necessary or advisable to support the business of the Company. Executive shall also perform such duties that are normally associated with the position of CFO consistent with the bylaws of the Company and such other duties as may be requested by the CEO. Termination of Executive as an officer of the Company for any reason shall also constitute the resignation by Executive, effective upon such termination, of any and all offices or positions with the Company or any affiliate of the Company. Upon request, Executive shall provide the Company with additional written evidence of any such resignation.
1.1    Best Efforts/Full-Time. During the Employment Term (as defined in Section 1.2 herein), Executive will act in the best interests of Employer and devote his full business time and best efforts to the performance of his duties under this Agreement. Executive agrees to be available to render such services at all reasonable times and places and in accordance with Employer’s directives. Executive shall be assigned to work in the Company’s corporate offices in San Diego, California, but may be required to travel in connection with his duties. Executive will abide by all policies, procedures, and decisions made by Employer, as well as all federal, state and local laws, regulations or ordinances applicable to his employment. During his employment, Executive must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with Employer’s business interests and if, in the opinion of the CEO or the Company’s Board of Directors (the “Board”), an actual or potential conflict exists, the CEO or Board may in its sole discretion require Executive to choose either to (i) discontinue the other work or (ii) resign without Good Reason from his employment with Employer. The foregoing restriction shall not preclude Executive from engaging in civic, charitable or religious activities, or from serving on boards of directors of companies or organizations so long such services do not pose a material conflict or materially interfere with his responsibilities to Employer. It is anticipated that Executive will generally devote no less than 40 hours per week to his duties for Employer unless he is on vacation or a leave of absence in accordance with the terms of this Agreement or the Company’s policies as in effect from time to time.
1.2    Term Of Employment. Unless terminated in accordance with Section 4, Executive’s employment shall automatically renew for an additional one year term on each anniversary of the Effective Date (the period of employment hereunder shall be referred to herein as the “Employment Term”). This Agreement shall continue during the Employment Term to govern the terms and conditions of Executive’s employment, unless modified by the parties hereto in writing.
1.3    Termination. Executive reaffirms that Executive’s employment relationship with the Company is at will and is terminable at any time and for any reason by either the Company or Executive, subject to the provisions hereof.

2.    Compensation.
2.1    Base Salary. As of the Effective Date and as compensation for the proper and satisfactory performance of all duties under this Agreement, Executive shall earn a gross annual base salary of $300,000 ($12,500 gross per bi-weekly payroll period), less applicable state and federal taxes and other authorized payroll deductions, payable in accordance with Employer’s normal payroll practices but in no event less frequently than once per month (the “Base Salary”).
2.2    Bonus. Executive will be eligible to receive potential quarterly or annual cash bonuses solely as determined (if any) from time to time by the Board or duly authorized committee thereof (and in each case in the sole discretion of the Board or duly authorized committee thereof). Any such bonuses will be based on the Company’s fiscal quarters or fiscal year, and will be paid to Executive within 74 days following the end of such fiscal quarter or year. If Executive’s employment terminates before the end of a fiscal quarter or year under Section 4.2, Section 4.3 or Section 4.5, Executive shall be eligible to receive a prorated amount of any target bonus that may be established and in effect (“Target Bonus”) for the fiscal quarter or year in which Executive’s employment with the Company terminates. If Executive’s employment terminates before the end of a fiscal quarter or year under Section 4.4, Executive shall be eligible to receive a prorated amount of bonus actually earned in accordance with the terms and conditions of the Company’s bonus program for the fiscal quarter or year in which Executive’s employment with the Company terminates. If Executive’s employment terminates before the end of a fiscal quarter or year under Section 4.1, Executive shall not be eligible to receive a bonus for that fiscal quarter or year. Executive’s bonus hereunder shall be calculated based upon financial and management objectives reasonably established for Employer and Executive by the Board or a duly authorized committee thereof.
2.3    Equity Incentives. Executive will be eligible to receive stock options or other equity incentives as determined from time to time by the Board or duly authorized committee thereof, and in each case in its sole discretion and in accordance with terms and conditions determined by the Board or duly authorized committee thereof.
2.4    Unilateral Modification of Compensation. Subject to Executive’s right to resign for Good Reason under Section 4.3 of this Agreement, Employer reserves the right to modify Executive’s cash compensation, at any time, at its sole and absolute discretion.
3.    Customary Fringe Benefits. Executive shall be eligible for customary and usual benefits generally available to executive level employees of Employer, subject to the terms and conditions set forth in the applicable benefit plan or policy, including reimbursement for all eligible out of pocket expenses currently covered under the Company’s executive reimbursement policy. Employer reserves the right to change or eliminate any of the fringe benefits provided to executive level employees on a prospective basis at any time, at Employer’s sole and absolute discretion; provided, however, that Executive may, in his discretion, retain, or obtain, his personal life, accident, medical, dental, vision and/or other insurance plans and benefits, the costs of which shall be reimbursed by the Company to Executive (not to exceed the total cost of comparable benefits offered by the Company to Executive and his dependents through the Company’s plans). Executive understands that all benefits provided in this section may be reduced by, or subject to, all applicable taxes. Executive shall be eligible for paid annual flexible time off and all paid Employer holidays, each in accordance with the Employer’s standard policies as apply to other executive employees of the Company. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of Employer subject to Executive’s compliance with the Company’s established expense reimbursement policy. Reimbursement for air travel shall be subject to the Employer’s generally applicable travel expense reimbursement policies.

4.    Termination.
4.1    Termination For Cause By Employer. Employer may terminate Executive’s employment under this Agreement immediately at any time for “Cause,” which shall include, but is not limited to: (a) acts or omissions constituting reckless or willful misconduct on the part of Executive with respect to his obligations or otherwise relating to the business of Employer that causes material harm to the Company or its reputation; (b) Executive’s material breach of this Agreement, which breach Executive fails to cure within 30 days after receiving written notice from the Board that specifies the specific conduct giving rise to the alleged breach; (c) Executive’s conviction or entry of a plea of nolo contendere for fraud, theft or embezzlement, or any felony or crime of moral turpitude; or (d) Executive’s willful neglect of duties, as reasonably determined by the Board, which Executive fails to cure within 30 days after receiving written notice from the Board that specifies the specific duties that Executive has failed to perform.
4.1.1    Entitlements Upon Termination For Cause. In the event that Executive’s employment is terminated for Cause in accordance with Section 4.1, Executive shall be entitled to receive: (a) the Base Salary then in effect through the date of termination; (b) the amount of any unpaid bonus to which Executive is then entitled pursuant to Section 2.2, if any; and (c) any expense reimbursements to which Executive is entitled by virtue of his prior employment with Employer (collectively, (a), (b) and (c) above are referred to herein as the “Standard Entitlements”). The Standard Entitlements shall be paid to such Executive within 30 days following termination or earlier if required by law. In the event of such termination for Cause, Executive shall not be entitled to receive (i) the Severance Payment or Accelerated Vesting and Extended Exercise Period Severance Benefit (as each are defined in Section 4.2 below) or any portion thereof, or (ii) any further vesting of stock options, and all other obligations of Employer to Executive pursuant to this Agreement shall automatically terminate and be completely extinguished.
4.2    Termination Without Cause By Employer More Than Sixty Days Prior to Change of Control. Employer may terminate Executive’s employment without Cause at any time and for any (or no) reason. If, at any time more than sixty (60) days prior to a Change of Control, Employer terminates Executive’s employment without Cause (including, for purposes of clarity, a termination by the Employer at the end of the term then in effect under Section 1.2), Executive shall be entitled to receive the Standard Entitlements, which shall be paid to Executive within 30 days following termination or earlier if required by law. In addition to the above, so long as Executive timely complies with all of the conditions in Section 4.2.1 below, Executive will be entitled to an aggregate severance payment equal to the sum of (i) an amount equal to one hundred percent (100%) of the greater of Executive’s then Base Salary or original Base Salary, plus (ii) a portion of the Target Bonus prorated based on the number of days Executive was employed during the period on which the Target Bonus is based, plus (iii) an amount equal to the premiums Executive would be required to pay to continue life, accident, medical, dental and vision insurance coverage under the Company’s insurance plans for Executive and his eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for a period of twelve (12) months following the date of termination, plus (iv) the amount necessary for Executive to continue life, accident, medical, dental and vision insurance benefits for Executive and his eligible dependents for insurance coverage that he personally maintained in amounts substantially similar to those which Executive was entitled to receive under Section 3 of this Agreement immediately prior to the date of termination for a period of twelve (12) months following the date of termination (without duplication of any reimbursements made by the Company to Executive for such coverage pursuant to clause (iii) above) (collectively, the “Severance Payment”). Subject to Sections 5 and 10, the Severance Payment shall be paid to Executive (less applicable state and federal taxes or other payroll deductions) in monthly installments in accordance with Employer’s regular payroll practices for the 12 months following the date of termination, provided that such payments shall not commence before: (i) Employer receives an executed copy of the Release (defined in Section 4.2.1) from Executive; and (ii) Executive’s right to revoke the Release has lapsed under applicable law and the terms of the Release, and provided, further, that such payments shall commence in the month following the month in which Executive’s Separation from Service occurs. As used herein, a “Separation from Service” occurs when Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder. Upon Executive’s termination of employment by the Company without Cause more than sixty (60) days prior to a Change of Control, subject to Section 5 and also subject to

Executive timely satisfying the conditions specified in Section 4.2.1, any unvested portion of Executive’s then outstanding stock options and other equity-based awards granted by the Company that would otherwise vest during the twelve (12) months following the date of such termination shall vest in full as of the date of such termination, and, in the case of such vested stock options (including those stock options whose vesting was accelerated pursuant to the preceding clause), may be exercised in whole or in part at any time within one (1) year of the date of such termination without Cause, subject to earlier termination upon the expiration of the maximum term of the applicable options or in connection with a corporate transaction involving the Company to the extent provided in the Plan and/or the award agreements that evidence such options (collectively, the “Accelerated Vesting and Extended Exercise Period Severance Benefit”). In the event of such termination without Cause, all of Employer’s other obligations pursuant to this Agreement except as provided in this Section 4.2 shall terminate automatically and extinguish completely following the date of such termination without Cause.
4.2.1    Conditions to Receive Severance Payment and the Accelerated Vesting and Extended Exercise Period Severance Benefit. The Severance Payment and the Accelerated Vesting and Extended Exercise Period Severance Benefit will be paid provided that all of the following conditions are timely met: (i) Executive complies with all surviving provisions of this Agreement as specified in Section 12.8 below; and (ii) Executive executes within 21 days following the termination of his employment (and does not revoke within any revocation period provided by applicable law) a full general release in the form attached hereto as Exhibit A, releasing all claims, known or unknown, that Executive may have against Employer and Employer’s affiliates arising out of or in any way related to Executive’s employment or termination of employment with Employer (the “Release”).
4.3    Voluntary Resignation by Executive for Good Reason More Than Sixty Days Prior to Change of Control. If Executive notifies Employer in writing within 60 days following the initial existence of one of the circumstances constituting “Good Reason” (as defined in Section 4.3.1), Employer will be given 30 days from the receipt of such notice in which Employer may remedy or cure such condition. For purposes of the foregoing, if Executive does not timely provide notice to Employer, then Executive is deemed to have waived this right. If Employer fails to remedy or cure the condition set forth in Executive’s notice within 30 days from the receipt of such notice, then provided Executive timely resigns his employment for Good Reason as provided in Section 4.3.1, Executive shall be entitled to receive the Standard Entitlements, which shall be paid to Executive within 30 days following termination or earlier if required by law. In addition, if such resignation occurs more than sixty (60) days prior to a Change of Control and so long as Executive timely complies with all of the conditions set forth in Sections 4.2.1 and 4.3.1, Executive will be entitled to receive the Severance Payment and the Accelerated Vesting and Extended Exercise Period Severance Benefit. Subject to Section 10, the Severance Payment shall be paid to Executive (less applicable state and federal taxes or other payroll deductions) in monthly installments in accordance with Employer’s regular payroll practices for the 12 months immediately following the date of termination, provided that such payments shall not commence before: (i) Employer receives an executed copy of the Release from Executive; and (ii) Executive’s right to revoke the Release has lapsed under applicable law and the terms of the Release, and provided, further, that such payments shall commence in the month following the month in which Executive’s Separation from Service occurs. In the event of such resignation for Good Reason, all of Employer’s other obligations pursuant to this Agreement except as provided in this Section 4.3 shall terminate automatically and extinguish completely following the date of such resignation for Good Reason.
4.3.1    Executive will be deemed to have resigned for “Good Reason” if Executive voluntarily terminates employment with the Company within one year after the initial occurrence of one or more of the following: (a) Employer reduces Executive’s Base Salary by more than ten percent (10%), unless the reduction is made as part of, and is generally consistent with, a general reduction of other senior executive salaries; (b) Executive’s authority, title, responsibilities and/or duties are materially reduced so that his duties are no longer consistent with the position of Senior Vice President and Chief Financial Officer; (c) a material breach of this Agreement by the Company; or (d) Employer relocates Executive’s principal place of work to a location more than fifty (50) miles from Employer’s current office location as of the Effective Date without his prior written approval.

4.4    Voluntary Resignation By Executive without Good Reason. In the event Executive’s resignation is without Good Reason, Executive shall be entitled to receive the Standard Entitlements (to be paid within 30 days following such resignation or earlier as required by law), but shall not be entitled to receive (i) the Severance Payment or the Accelerated Vesting and Extended Exercise Period Severance Benefit or any portion thereof, or (ii) any further vesting of stock options; and all other obligations of Employer to Executive pursuant to this Agreement shall automatically terminate and be completely extinguished.
4.5    Termination Due to Executive’s Death or Disability. Executive’s employment shall terminate immediately upon Executive’s death or Disability. Upon Executive’s death or Disability, the Company shall pay Executive (or his estate, as applicable) within 30 days after the date of termination (or earlier to the extent required by law) the Standard Entitlements and shall allow Executive (or his estate, as applicable) to exercise any vested but unexercised portion of Executive’s outstanding stock options as of the date of termination of Executive’s employment within twelve (12) months after the termination of Executive’s employment with the Company, subject to earlier termination upon the expiration of the maximum term of the applicable options or in connection with a corporate transaction involving the Company to the extent provided in the Plan and/or the award agreements that evidence such options. For purposes of this Agreement, “Disability” shall mean Executive’s inability because of illness or incapacity, substantiated by appropriate medical authority selected by the Company, to render the essential functions of Executive’s job as contemplated by this Agreement over a period of 180 consecutive days after taking into account any reasonable accommodations that would not cause an undue burden on the Company.
5.    Effect of Change of Control.
5.1    Benefits. If a “Change of Control” (as defined in Section 5.2) occurs and either (x) Executive remains employed with the Company as of immediately prior to the Change of Control or (y) during the period of sixty (60) days before the Change of Control, Executive’s employment with the Company is terminated by the Company without Cause or by Executive for Good Reason, then, provided Executive provides a Release in connection with the Change of Control (or, if earlier, Executive’s termination of employment) and otherwise complies with the conditions set forth in Section 4.2.1, Executive shall be entitled to (a) a lump sum payment equal to one hundred fifty percent (150%) of the Executive’s annual Base Salary rate then in effect, such payment to be made on the first business day after the Release becomes effective or, if later, promptly after the Change in Control and in all events no later than sixty (60) days after the Change of Control (provided that if such 60-day period spans two calendar years, such payment will be made in the second of such two years), and (b) if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason at any time on or after the date that is sixty (60) days before the Change of Control, a lump sum payment of the amounts (without duplication) of the amounts described in clauses (iii) and (iv) of Section 4.2, such payment to be made to Executive in a single lump sum on the first business day after the Release becomes effective (and in all events within sixty (60) days after his Separation from Service occurs), provided that if such 60-day period spans two calendar years, the payment will be made in the second of such two years. In addition, any portion of Executive’s then-outstanding stock options and other equity-based awards granted by the Company that are not vested shall immediately vest on the Change in Control and, in the case of stock options and similar awards, may be exercised in whole or in part within one year following the date of Executive’s termination of employment, subject to earlier termination upon the expiration of the maximum term of the applicable options or in connection with a corporate transaction involving the Company to the extent provided in the Plan and/or the award agreements that evidence such options. In the case of a termination of Executive’s employment described in clause (y) above of this Section 5.1, any such stock option or other equity-based award, to the extent such award had not vested and was cancelled or otherwise terminated upon or prior to the date of the related Change of Control solely as a result of such termination of employment, shall be reinstated and shall automatically become fully vested.

5.2    Change of Control Definition. A “Change of Control” is defined to have occurred if, and only if, during the Employment Term:

(a)
any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company;

(b)
there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (“Transaction”), in each case, with respect to which the shareholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than fifty (50) percent of the combined voting power of the Company or other corporation resulting from such Transaction; or

(c)	there occurs a sale or other disposition of assets of the Company that account for more than fifty percent (50%) of the Company’s revenue for the immediately preceding four (4) fiscal quarters.
5.3    No Duplication of Benefits. For avoidance of doubt, if a Change of Control occurs and Executive is entitled to the benefits provided in this Section 5 above, Executive will not be entitled to any severance payments or benefits (other than the Standard Entitlements) under Section 4 of this Agreement. To the extent Executive has received any severance benefits under Section 4 of this Agreement with respect to a termination of Executive’s employment that occurs prior to a Change of Control, Executive’s benefits (if any) pursuant to this Section 5 shall be reduced on a dollar-for-dollar basis by the amount of any such severance benefits paid to Executive pursuant to Section 4 (provided that such offset shall not apply with respect to Executive’s Standard Entitlements paid in connection with such termination of Executive’s employment). In addition, only the first Change of Control that occurs after the date of this Agreement will be taken into account for purposes of this Agreement, and any Change of Control that may occur thereafter will be disregarded.
6.    Confidentiality/Intellectual Property Agreement And Insider Trading Policy. Executive agrees that he has read, signed, and will abide by the terms and conditions of Employer’s Confidentiality/Intellectual Property Agreement and Employer’s Insider Trading Policy.
Executive recognizes that his employment with the Company will involve contact with information of substantial value to the Company which gives the Company an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information, and business and financial information relating to the business, products, practices and techniques of the Company (hereinafter referred to as “Confidential and Proprietary Information”). Executive will at all times regard and preserve as confidential such Confidential and Proprietary Information obtained by Executive from whatever source and will not, either during his employment with the Company or thereafter, publish or disclose any part of such Confidential and Proprietary Information in any manner at any time, or use the same except on behalf of the Company, without the prior written consent of the Company.
7.    Non-Competition. Except with the prior written consent of Employer, Executive will not, during the Employment Term, engage in competition with Employer, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products which are in the same field of use or which otherwise compete with the product or products actively under development by Employer. Except as permitted herein, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to Employer, its business or prospects, financial or otherwise. Ownership by Executive, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 7.
8.    Non-Solicitation. During the Employment Term and for a period of one year thereafter, irrespective of the manner of termination of employment, Executive agrees not to, directly or indirectly, separately, or in association with others: (a) interfere with, impair, disrupt, or damage Employer’s relationship with any of its customers by soliciting, encouraging, or causing others to solicit or encourage any of them, for the purpose of diverting or taking away the business such customers have with Employer; or (b) interfere with, impair, disrupt, or damage Employer’s business by soliciting, encouraging, or causing others to solicit or encourage, any of Employer’s employees to discontinue their employment with Employer.
9.    Agreement To Arbitrate. Executive and Employer agree to arbitrate any claim or dispute (“Dispute”) arising out of or in any way related to this Agreement, the employment relationship between Employer and Executive or the termination of Executive’s employment, except as provided in Section 9.1, to the fullest extent permitted by law. Except as provided in Section 9.1, this method of resolving Disputes shall be the sole and exclusive remedy of the parties. Accordingly, the parties understand that, except as provided herein, they are giving up their rights to have their disputes decided in a court of law and, if applicable, by a jury, and instead agree that their disputes shall be decided by an arbitrator.
9.1    Scope of the Agreement. A Dispute shall include all disputes or claims between Executive and Employer arising out of, concerning or relating to Executive’s employment by Employer, including, without limitation: claims for breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, compensation or benefits claims, constitutional claims and claims for violation of any local, state or federal law, or common law, to the fullest extent permitted by law. A Dispute shall not include any dispute or claim, whether brought by either Executive or Employer, for: (a) workers’ compensation or unemployment insurance benefits; or (b) the exclusions from arbitration specified in the California Arbitration Act, California Code of Civil Procedure section 1281.8. For the purpose of this Section 9, references to “Employer” include Employer and all related or affiliated entities and their employees, supervisors, officers, directors, owners, shareholders, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, and the successors and assigns of any of them, and this Section 9 shall apply to them to the extent that Executive’s claims arise out of or relate to their actions on behalf of Employer.
9.2    Consideration. The parties agree that their mutual promise to arbitrate any and all disputes between them, except as provided in Section 9.1, rather than litigate them before the courts or other bodies, provides adequate consideration for this Section 9.
9.3    Initiation of Arbitration. Either party may initiate an arbitration proceeding by providing the other party with written notice of any and all claims forming the basis of such proceeding in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.
9.4    Arbitration Procedure. The arbitration will be conducted by JAMS pursuant to its Rules for the Resolution of Employment Disputes in San Diego, California by a single, neutral arbitrator. The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the Superior Court of the State of California, as applicable to the cause of action, and only such power. The arbitrator shall issue a written and signed statement of the basis of the arbitrator’s decision, including findings of fact and conclusions of law. The parties agree to abide by and perform any award rendered by the arbitrator. Judgment on the award may be entered in any court having jurisdiction thereof.

9.5    Costs of Arbitration. If Executive initiates arbitration against the Employer, Executive must pay a filing fee equal to the current filing fee in the appropriate court had Executive’s claim been brought there, and the Employer shall bear the remaining costs of the filing fees and arbitration forum, including arbitrator fees, case management fees, and forum hearing fees (the “Arbitration Fees”). If the Employer initiates arbitration against Executive, the Employer shall bear the entire cost of the Arbitration Fees. (Such costs do not include costs of attorneys, discovery, expert witnesses, or other costs which Executive would have been required to bear had the matter been filed in a court.) The arbitrator may award attorneys’ fees and costs to the prevailing party, except that Executive shall have no obligation to pay any of the Arbitration Fees even if Employer is deemed the prevailing party. If there is any dispute as to whether the Employer or Executive is the prevailing party, the arbitrator will decide that issue. Any postponement or cancellation fee imposed by the arbitration service will be paid by the party requesting the postponement or cancellation, unless the arbitrator determines that such fee would cause undue hardship on the party. At the conclusion of the arbitration, each party agrees to promptly pay any arbitration award imposed against that party.
9.6    Governing Law. All Disputes between the parties shall be governed, determined and resolved by the internal laws of the State of California, including the California Arbitration Act, California Code of Civil Procedure 1280 et seq.
9.7    Discovery. The parties may obtain discovery in aid of the arbitration to the fullest extent permitted under law, including California Code of Civil Procedure Section 1283.05. All discovery disputes shall be resolved by the arbitrator.
10.    Code Section 409A. Notwithstanding anything to the contrary, if, at the time of his separation of service from Employer, Executive is a “specified employee” as defined pursuant to Section 409A of the U.S. Internal Revenue Code (the “Code”), and if the amounts that Executive is entitled to receive pursuant to this Agreement are not otherwise exempt from Code Section 409A, then to the extent necessary to comply with Code Section 409A, no payments for such non-exempt amounts may be made under this Agreement before the date which is six (6) months after Executive’s separation from service from Employer or, if earlier, Executive’s date of death. All such amounts, which would have otherwise been required to be paid during such six (6) months after Executive’s separation from service shall instead be paid (without interest) to Executive in one lump sum payment on the first business day of the seventh month after Executive’s separation from service from Employer or, if earlier, Executive’s date of death. All such remaining payments shall be made pursuant to their original terms and conditions. This Agreement is intended to comply with the applicable requirements of Code Section 409A and shall be construed and interpreted in accordance therewith. Employer may at any time amend this Agreement, or any payments to be made hereunder, as necessary to be in compliance with Code Section 409A and avoid the imposition on Executive of any potential excise taxes relating to Code Section 409A. Any reimbursements pursuant to the foregoing provisions of this Agreement shall be paid as soon as reasonably practicable and in all events not later than the end of Executive’s taxable year following the taxable year in which the related expense was incurred. Executive’s rights to reimbursement hereunder are not subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement in one taxable year shall not affect the amount of expenses eligible for reimbursement in any other taxable year.

11.    Limitation on Payments. In the event that it is determined that any payment or distribution of any type to or for Executive’s benefit made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of an employment agreement or otherwise, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions or benefits shall be payable either:
(i)    in full; or
(ii)    in a reduced amount with such reduced amount equal to the maximum amount payable that would result in no portion of such reduced payments or distributions or benefits being subject to the Excise Tax.
Executive shall receive the greater, on an after-tax basis, of (i) or (ii) above.
Unless Executive and the Company agree otherwise in writing, any determination required under this section shall be made in writing by an independent accountant (which may be the Company’s audit firm) selected by the Company (the “Accountant”) whose determination shall be conclusive and binding. Executive and the Company shall furnish the Accountant such documentation and documents as the Accountant may reasonably request in order to make a determination. The Company shall bear all costs that the Accountant may reasonably incur in connection with performing any calculations contemplated by this section.
12.    General Provisions.
12.1    Successors And Assigns. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.
12.2    Indemnification. The indemnification provisions for officers and directors under Employer’s Bylaws will (to the maximum extent permitted by law) be extended to Executive. During the period of Executive’s employment by the Company and for a period of six years thereafter, the Company shall keep in place a directors’ and officers’ liability insurance policy (or policies) providing comprehensive coverage to Executive to the extent that the Company provides such coverage for any other present or former senior executive or director of the Company.
12.3    Waiver. Except as provided in Section 2.4, this Agreement may not be modified or amended except by an instrument in writing, signed by Executive and by a duly authorized representative of Employer other than Executive. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as an amendment or waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.
12.4    Severability. If any provision of this Agreement is held by an arbitrator or a court of law to be illegal, invalid or unenforceable, then: (a) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision; and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.
12.5    Interpretation; Construction. This Agreement has been drafted by Employer, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that he has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired. Therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.
12.6    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California.

12.7    Notices. All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:
IF TO THE COMPANY:    IF TO EXECUTIVE:
Sphere 3D Corp.    Kurt Kalbfleisch
240 Matheson Blvd. East    (At the address most recently
Mississauga, Ontario, Canada L4Z 1X1     provided to the Company)
Attn: Chief Executive Officer
Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above. Either party may change its address for notices by giving notice to the other party in the manner specified in this Section 11.7.
12.8    Survival. The rights and obligations contained in Section 8 (“Non-Solicitation”) shall survive any termination or expiration of this Agreement for a period of one (1) year, and Sections 4 (“Termination”), 6 (“Confidentiality/Intellectual Property Agreement and Insider Trading Policy”), 9 (“Agreement to Arbitrate”), 10 (“Code Section 409A”) and 11 (“General Provisions”) shall survive any termination or expiration of this Agreement.
12.9    Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter herein and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral (including, without limitation, the Prior Agreement).
12.10    Counterparts. This Agreement may be executed in one or more original, facsimile or .PDF counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
12.11    Recovery of Attorney’s Fees and Expenses. If any litigation shall occur between Executive and Employer which arises out of or as a result of this Agreement, or which seeks an interpretation of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.
12.12    Tax Consequences. The Company makes no representations regarding the tax consequence of any provision of this Agreement. Executive is advised to consult with his own tax advisor with respect to the tax treatment of any payment contained in this Agreement. All payments made by the Company under this Agreement to Executive or Executive’s estate or beneficiaries will be subject to tax withholding pursuant to any applicable laws or regulations.
THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT IN ITS ENTIRETY AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN, WHEREFORE, THE PARTIES HAVE FREELY AND VOLUNTARILY EXECUTED THIS AGREEMENT AS OF THE DATE FIRST ABOVE WRITTEN.
Executive:

Kurt L. Kalbfleisch
Vice President and Chief Financial Officer
Company:
SPHERE 3D CORP.
/s/ Eric Kelly
Eric Kelly
Chief Executive Officer

EXHIBIT A
GENERAL RELEASE
THIS GENERAL RELEASE (“Release”) is entered into effective as of the date set forth below by and between Sphere 3D Corp., a corporation incorporated under the laws of the Province of Ontario (the “Company”) and Kurt L. Kalbfleisch, an individual (“Employee”), with reference to the following facts:
RECITALS
A.    The parties entered into an Amended and Restated Employment and Severance Agreement (the “Agreement”) effective as of December 18, 2017, pursuant to which the parties agreed that upon the occurrence of certain conditions, Employee would become eligible for certain payments and benefits as provided in Section 4 or Section 5 of the Agreement in exchange for Employee’s release of the Company from all claims which Employee may have against the Company as of the date of this Release. All capitalized terms that are not defined herein shall have the meaning set forth in the Agreement.
B.    The parties desire to dispose of, fully and completely, all claims which Employee may have against the Company in the manner set forth in this Release.
RELEASES
1.    Consideration. The Employer shall provide Employee with certain payments and benefits in accordance with the applicable provisions of Sections 4 and 5 of the Agreement.
2.    Release by Employee. Employee, for himself and his heirs, successors and assigns, fully releases and discharges the Company, its officers, directors, employees, shareholders, attorneys, accountants, other professionals, insurers and agents (collectively, “Agents”), and all entities related to each party, including, but not limited to, heirs, executors, administrators, personal representatives, assigns, parent, subsidiary and sister corporations, affiliates, partners and co venturers (collectively, “Related Entities”), from all rights, claims, demands, actions, causes of action, liabilities and obligations of every kind, nature and description whatsoever, Employee now has, owns or holds or has at anytime had, owned or held or may have against the Company, Agents or Related Entities from any source whatsoever, whether or not arising from or related to the facts recited in this Release. Employee specifically releases and waives any and all claims arising under any express or implied contract, rule, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code and the Age Discrimination in Employment Act, as amended (“ADEA”). Employee acknowledges that the Company has paid Employee all wages, bonuses, accrued unused vacation pay, options, benefits and monies owed by the Company to Employee. This release does not waive any claims for (a) indemnification and/or payment of related expenses under (i) any applicable law and/or (ii) the Company’s by laws or articles of incorporation; (b) Employee’s ownership of any Company vested stock, vested stock units or vested stock options, and/or Employee’s rights as an existing shareholder of the Company; (c) any rights Employee has under any applicable stock option plan of the Company and/or any vested stock option, stock unit, stock purchase or other shareholder agreements with Company; (d) any vested rights or claims Employee may have under any Company-sponsored benefit plans (including, without limitation, any medical, dental, disability, life insurance or retirement plans); (e) any rights Employee may have to obtain continued health insurance coverage or other benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and/or any similar state law; (f) any claims Employee may have against the Company for reimbursement of business or other expenses incurred in connection with Employee’s employment with Company; (g) any other claims which as a matter of law cannot be waived; or (h) any obligation of the Company to Employee pursuant to Sections 4 or 5 of the Agreement. Notwithstanding anything to the contrary herein, nothing in this Release prohibits Employee from filing a charge with or participating in an investigation conducted by any state or federal government agencies. However, Employee does waive, to the maximum extent permitted by law, the right to receive

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any monetary or other recovery, should any agency or any other person pursue any claims on Employee’s behalf arising out of any claim released pursuant to this Release. For clarity, and as required by law, such waiver does not prevent Employee from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. Employee acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993. Employee represents and warrants to the Company that he has not heretofore assigned or transferred to any person not a party to this Release any released matter or any part or portion thereof.
3.    Section 1542 Waiver. This Release is intended as a full and complete release and discharge of any and all claims that Employee may have against the Company, Agents or Related Entities. In making this release, Employee intends to release each of the Company, Agents and Related Entities from liability of any nature whatsoever for any claim of damages or injury or for equitable or declaratory relief of any kind, whether the claim, or any facts on which such claim might be based, is known or unknown to him. Employee expressly waives all rights under Section 1542 of the California Civil Code, which Employee understands provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Employee acknowledges that he may discover facts different from or in addition to those that he now believes to be true with respect to this Release. Employee agrees that this Release shall remain effective notwithstanding the discovery of any different or additional facts.
4.    ADEA Waiver. Employee expressly acknowledges and agrees that by entering into this Release, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Employee signs this Release. Employee further expressly acknowledges and agrees that:
(a)    In return for this Release, he will receive consideration beyond that which he was already entitled to receive before executing this Release;
(b)    He is hereby advised in writing by this Release to consult with an attorney before signing this Release;
(c)    He was given a copy of this Release on [_________, 2017], and informed that he had [twenty-one (21)] days within which to consider this Release and that if he wished to execute this Release prior to the expiration of such [21]-day period he will have done so voluntarily and with full knowledge that he is waiving his right to have [twenty-one (21)] days to consider this Release; and that such [twenty-one (21)] day period to consider this Release would not and will not be re-started or extended based on any changes, whether material or immaterial, that are or were made to this Release in such [twenty-one (21)] day period after he received it;
(d)    He was informed that he had seven (7) days following the date of execution of this Release in which to revoke this Release, and this Release will become null and void if Employee elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Employee exercises this revocation right, neither the Company nor Employee will have any obligation under this Release. Any notice of revocation should be sent by Employee in writing to the Company (attention [_____________]), [Address], so that it is received within the seven-day period following execution of this Release by Employee.

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(e)    Nothing in this Release prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.
5.    No Undue Influence. This Release is executed voluntarily and without any duress or undue influence. Employee acknowledges that he has read this Release and executed it with his full and free consent. No provision of this Release shall be construed against any party by virtue of the fact that such party or its counsel drafted such provision or the entirety of this Release.
6.    Governing Law. This Release is made and entered into in the State of California and accordingly the rights and obligations of the parties hereunder shall in all respects be construed, interpreted, enforced and governed in accordance with the laws of the State of California as applied to contracts entered into by and between residents of California to be wholly performed within California.
7.    Severability. If any provision of this Release is held to be invalid, void or unenforceable, the balance of the provisions of this Release shall, nevertheless, remain in full force and effect and shall in no way be affected, impaired or invalidated.
8.    Counterparts. This Release may be executed simultaneously in one or more original, facsimile, or .PDF counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Release may be executed by facsimile, with originals to follow by overnight courier.
9.    Dispute Resolution Procedures. Any dispute or claim arising out of this Release shall be subject to final and binding arbitration in accordance with the procedures, terms and conditions set forth Section 9 of the Agreement, which terms are incorporated herein by reference.
10.    Entire Agreement. This Release constitutes the entire agreement of the parties with respect to the subject matter of this Release, and supersedes all prior and contemporaneous negotiations, agreements and understandings between the parties, oral or written; provided, however, that this Release shall not terminate the Company’s obligations under Section 4, 5, 9, 12.2 and 12.11 of the Agreement.
11.    Modification; Waivers. No modification, termination or attempted waiver of this Release will be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.
12.    Amendment. This Release may be amended or supplemented only by a writing signed by Employee and the Company.
Date:
    Kurt L. Kalbfleisch

    SPHERE 3D CORP.

Date:    By:
    Name: Eric Kelly
    Title: Chief Executive Officer

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